Exhibit 99.2
Final Transcript
Conference Call Transcript
CCC — Q4 2009 Calgon Carbon Corporation Earnings Conference Call
Event Date/Time: Feb. 26, 2010 / 1:30PM ET

Final Transcript
CORPORATE PARTICIPANTS
Gail Gerono
Calgon Carbon Corporation — VP, IR, Communications
John Stanik
Calgon Carbon Corporation — Chairman, CEO
Leroy Ball
Calgon Carbon Corporation — CFO
CONFERENCE CALL PARTICIPANTS
Mike Cox
Piper Jaffray — Analyst
Ian Zaffino
Oppenheimer & Co. — Analyst
Kevin Maczka
BB&T Capital Markets — Analyst
Steven Schwartz
First Analysis — Analyst
Michael Gaugler
Brean Murray, Carret — Analyst
Jinming Liu
Ardour Capital Investments — Analyst
Christopher Butler
Sidoit & Company — Analyst
Rosemarie Morbelli
Ingalls & Snyder — Analyst
Daniel Mannes
Avondale Partners — Analyst
Bryce Dille
JMP Securities — Analyst
David Lieberman
South Point Capital — Analyst
Corey Amon
Taplin, Canida &Habacht, Inc. — Analyst
Ben Callo
Baird — Analyst
Unidentified Participant
Analyst

Final Transcript
PRESENTATION

Operator
Good afternoon and welcome to the fourth quarter results conference call. All participants will be in a listen-only mode. (Operator Instructions) After today’s presentation, there will be an opportunity to ask questions. Please note this event is being recorded. I would now like to turn the conference over to Mrs. Gail Gerono. Please go ahead ma’am.

Gail Gerono — Calgon Carbon Corporation — VP, IR, Communications
Thank you very much. Good afternoon everyone. As usual, our speakers are John Stanik Calgon Carbon’s Chairman and CEO and Leroy Ball our CFO. John will make some introductory remarks, then Leroy will provide a review of the fourth quarter and year end financials. After Leroy’s remarks, John will discuss the quarter in more depth as well as developments to date during 2010’s first quarter that may have impact on results going forward. Then he will comment on expectations for the second quarter of 2010 — excuse me, the first quarter of 2010.
I would like to remind you that the Private Securities Litigation Reform Act of 1995 provides a Safe Harbor for forward-looking statements. John’s or Leroy’s presentations or perhaps some of the comments they make during the Q&A may contain statements that are forward looking. Forward-looking statements typically contain words such as expect, believe, estimate, anticipate or similar words indicating that future outcomes are uncertain. Statements looking forward in time including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions are included in the Company’s most recent annual report pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested in the presentations or during the Q&A, Part of the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Some of the factors that could affect future performance of the Company are higher energy and raw material costs, cost of imports and related tariffs, labor relations, availability of capital and environmental requirements as they relate both to our operations and our customers. Changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property and pension costs. In the context of the forward-looking information provided in this call, please refer to the discussions of risk factors and other information detailed in as well as the other information contained in the Company’s most recent annual report. John?

John Stanik — Calgon Carbon Corporation — Chairman, CEO
Thank you, Gail, Good afternoon, everyone. Thank you for attending our call to report the fourth quarter and 2009 performance for Calgon Carbon Corporation. The fourth quarter was a successful one.
Revenues surpassed last year’s fourth quarter as did margins and consequently earnings. In my prepared statement, I will provide a quick review of the quarter and year, touching on revenue and volume developments, pricing and margins and cash generation. Additionally, I will focus on some key achievements that occurred during the fourth quarter that we expect will have a major positive impact on the future of our Company. These relate to further capital expansions and three acquisitions. Lastly, as usual I will shed some light on the prospects for the first quarter of 2010.
But now let’s turn it over to Leroy to run through the financials.

Leroy Ball — Calgon Carbon Corporation — CFO
Thanks John. Looking at consolidated entities for the quarter, total sales were $110.7 million as compared to $102.4 million in the fourth quarter of last year, which equates to an increase of $8.3 million, or 8.1%. The sales increase was driven by an increase in carbon and service sales partially offset by lower equipment segment sales. Carbon service segment increased by $11.9 million or 14%, primarily due to higher pricing and increased volume of sales for the mercury removal market. Foreign exchange reversed its trend from the first three quarters of 2009 as translation had a positive affect of approximately $3.2 million, on the quarterly carbon service sales comparison, due to the weaker dollar in 2009’s fourth quarter versus 2008.

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Equipment sales decreased by $4.1 million or 26.7% compared to last year’s fourth quarter. Lower sales revenue in all equipment technologies other than UV accounted for the decline. Consumer sales in 2009’s fourth quarter were $0.5 million or 20.1% higher than the similar 2008 quarter primarily due to increased carbon cost sales. Foreign currency translation contributed approximately $0.1 million to the revenue increase. Currency translation overall had a $3.5 million positive impact on the year-over-year quarterly comparison but for the full year comparison the impact was actually a negative $10.2 million.
Consolidated gross profit before depreciation and amortization as a percentage of net sales was 42.2% in the fourth quarter of 2009 versus 33% in the fourth quarter of 2008, an increase of 9.2 percentage points. A number of items contributed to the increased margins for 2009. Fast pricing remains strong versus the fourth quarter of 2008. Second in the fourth quarter of 2009 the Company recorded $2.4 million related to the receipt of — or estimated refunds of — tariff deposits. This is one of the outcomes of the final determination of period review one rates. Third, is the lower product costs that we had due to lower repair and maintenance spending and better plant performance. The last major impact is that the Company had a much better mix of sales in 2009’s fourth quarter essentially substituting lower margin equipment sales for higher margin powder carbon sales for mercury removal.
The fourth quarter saw the culmination of a number of positive events that contributed to much higher gross margins than the Company has historically realized. While I’m pleased about that, I also realize it’s unrealistic to set expectations that this is going to be an ongoing trend. Margins should continue to be strong in 2009 but not likely approach what we saw in this most recent quarter. Selling, administrative and research expenses were $20.8 million during the fourth quarter of 2009 versus $17.5 million during the fourth quarter of 2008. This increase of $3.3 million or 18.8% was driven by higher legal and employee related costs and approximately $1 million of spending on due diligence efforts for acquisitions that were pursued during 2009’s fourth quarter. The expectation moving forward is for selling, administration and research expenses as per percent of sales to improve to closer to 17% excluding non-recurring expenses. On a quarterly basis, that number will obviously fluctuate, depending upon sales revenue. Net interest expense was $149,000 of income in 2009’s fourth quarter versus $39,000 of income in 2008. The increase in interest income is a result of carrying higher average cash balances during the fourth quarter of 2009 versus 2008. As a result of the Company’s adoption of an accounting standard for convertible debt in 2009 the Company has retrospectively restated its 2008 results to reflect the conversions of its 5% convertible debt that occurred during the prior year. Therefore the fourth quarter of 2008 now includes a loss on debt extinguishment of $2.6 million due to the conversion of $24.8 million of the Company’s 5% convertible notes during that period. The remaining $6 million of the 5% convertible notes were exchanged for shares earlier in 2009 and the Company currently has no debt outstanding.
Other expense net decreased to $0.5 million during 2009’s fourth quarter versus $1 million for the comparable 2008 period. The decrease was primarily due to lower foreign exchange losses recognized during 2009’s fourth quarter. The Company’s fourth quarter tax rate was 33.1%, resulting in a tax provision of $6.6 million. We were able to realize a lower tax rate than the US statutory corporate rate of 35%, due to our ability to utilize current year foreign tax credits. In the fourth quarter of 2008 we reported tax expense of $1.9 million which equates to a 23.8% effective tax rate. The Company finished 2009 at an effective tax rate of 27.7%. The full year effective rate was positively affected by a reversal of valuation allowances related to foreign tax credits of $4.8 million. The Company estimates its 2010 effective tax rate to approximate 38% absent non-recurring items.
Equity income from our Japanese joint venture was actually a loss of $43,000 in 2009’s fourth quarter versus equity income of approximately $0.5 million in the fourth quarter of 2008. The 2009 fourth quarter results were negatively affected by inventory write downs and higher technical support costs. Provided that the agreement to increase our ownership interest in this joint venture closes as is expected in the second quarter of 2010, we will begin consolidating the Company’s results into our financial statements. The net result of everything I’ve just reviewed resulted in net income from continuing operations for the fourth quarter of approximately $13.2 million, or $0.23 per diluted share versus net income of $6.7 million or $0.12 per diluted share in 2008.
Turning to the Company’s business segments the carbon and service segment recognized $25 million in operating income before depreciation and amortization in the fourth quarter of 2009, compared to $14.1 million in the fourth quarter of 2008. The carbon and service operating margin for 2009’s fourth quarter was 25.8%, as compared to 16.6% in 2008. That increase is primarily due to better pricing versus 2008, the $2.4 million related to tariffs mentioned earlier and lower product costs as a result of lower repair maintenance spending and better plant performance during the latter pant of 2009. The equipment segment operating income before depreciation and amortization in 2009’s fourth quarter was $0.7 million or 6.4%, versus

Final Transcript
$2.5 million or 16.2% in the fourth quarter of 2008. The primary reason for the lower margin was the lower absorption of fixed costs due to the reduced sales revenue. The consumer segment operating income before depreciation and amortization was approximately $0.2 million in 2009 versus a loss of approximately $0.4 million in 2008. This is the second quarter in a row that this segment has returned to profitability and it now seems to have returned to more consistent results after experiencing a number of production related problems in the latter part of 2008 that subsequently spilled into the that half of 2009.
Now for a few comments on the balance sheet. At December 31, the Company had $43.6 million of cash. $5.6 million of that was restricted. Accounts receivable was relatively flat compared to prior year end and collections continued to remain strong. Day sales outstanding finished the year nine full days better than 2008. Inventories ended the year at $84.6 million, down $9.1 million from year end 2008. Reversing the several year trend of this value increasing.
One comment before I throw it back to John, on our cash flow, operating cash flow for the year finished at $79.1 million, which allowed the Company to spend approximately $48.3 million on capital, while eliminating its debt and significantly increasing cash on hand from the prior year end. Significant working capital reductions, primarily in accounts receivable and inventories, were the primary reason for that positive outcome.
I will now turn it back over to John.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
Thank you, Leroy. Revenue and margin — overall revenue for the quarter grew approximately 8%, as you just heard. Excluding the effects of foreign currency translation. As you can see from our press release, nearly the entire growth for the quarter was attributed to the activated carbon and service segment. The vast majority of that growth occurred in the Americas although Asia’s carbon and service revenue also grew. Europe was flat year-over-year.
There were two major factors that drove the Americas carbon and service growth in Q4 — first, the sales of our flu pack product lines in the mercury market and second, continued strong pricing captured during the fourth quarter. Equipment was down for the fourth quarter year-over-year. Due to reduced sales of traditional carbon equipment, ion exchange and municipal other equipment. We attribute the decline to a significantly lower number of capital projects awarded during 2009 due we believe to customer reduced operating rates, and/or the lack of availability of capital. Consumer revenue increased in the fourth quarter primarily due to increased sales of carbon cloth quarter over quarter as we expected. For the year, our growth was more modest at approximately 3%, excluding the effects of foreign currency translation. If we include those effects to compare revenue of 2009 versus 2008 on a level playing field, our growth rate would have been approximately 5%. The factors for the growth are roughly the same as they were for the fourth quarter — mercury and pricing increases.
Considering the global economic situation of 2009, including the fourth quarter, I am pleased at what our Company accomplished in revenue. Excluding the positive impact of flu pack sells to the mercury market, there was no significant overall change to the year-over-year volume comparisons. In other words the fourth quarter comparison year-over-year was about 13%, which is nearly equal to the year long average difference. But I want to state that we saw positive trends in the Americas and Asian regions near the end of the year that so far have carried in to 2010.
Moving on to margins I believe we did exceptionally well in Q4. Eliminating the positive impact of the estimated refunds of tariff deposits and a small Byrd Amendment allotment from the analysis, the two reasons for the increase were capturing the last quarter of price increases stemming all the way back from pricing initiatives of November and December of 2008. And the positive impact of the mercury market which itself benefited from the November startup of our new pulverization facility in Kentucky that served to substantially lower the costs of manufacturing flu pack products. Obviously pricing held during the quarter not only in the United States, but in the rest of the globe, as we saw no downward trend of pricing in the products that we typically market.
Earnings — there were several unusual items that affected margins in Q4 as Leroy reported — both negative and positive. I already mentioned the two major positive ones, the Byrd Amendment money and the estimated tariff refund. But offsetting those were a few negative impacts that were of a non-recurring nature such as the significant due diligence expenses, legal expenses and certain employee related expenses. As Leroy pointed out we also benefited from certain tax credits that totaled approximately $900,000 in the quarter. So there was a measurable impact on EPS in the fourth quarter. Measurable but not large.

Final Transcript
Balance sheet and cash — ostensibly we remain debt free. Despite the global situation during the year and the volume reduction, we were able to make significant improvements in cash generation and I’m very pleased with the progress we made in 2009 regarding several initiatives to improve the efficiency of our working capital. Major reductions in accounts receivable, reductions in stock keeping units, and overall inventory volume reductions had a strong positive impact on our cash generation. Obviously generating cash as we did in 2009 will provide this Company with flexibility to expand capacity, invest in research and development, and/or make acquisitions in the future and keep us on our strategic growth trajectory. Capital expansions — the Company is continuing to push its strategic initiatives to expand the service business globally. Three reactivation capacity expansions have now been approved within the last six months. Each of them is consistent with our strategy. The smallest of the three was the approval to lease an existing reactivation facility in North Tonawanda, New York. The purpose for acquiring this capacity is to establish a reactivation center for the northeast United States to capture future expected expanded demand in the region.
During the last quarter, I announced the capital expansion of reactivation in our Feluy, Belgium facility. The purpose for this project is to provide increased reactivation for expected new demand in northern and eastern Europe. The newest capital expansion for reactivation is in China. During the fourth quarter our Board approved the building of a new reactivation center in China. This will be Calgon Carbon’s first owned reactivation capacity in China. Its purpose is to provide the reactivation capacity to meet the growing demand for industrial and an expected demand for potable reactivation for multi-national customers and domestic customers. This plant is being designed to support two subsequent expansion in future years. The capital approved for these three projects totals a little less than $40 million, the majority of which will be spent in 2010, since all three projects are on a fast track. Naturally we expect revenue to grow in these areas as a result of these investments with the growth beginning in 2011.
Acquisitions — the Company expended a great amount of effort to review three acquisition candidates during the past several months. I consider all three of these candidates to be investments in our future. Two have been acquired, and we have reached definitive agreement for the third. The first company acquired was Zwicky, a small company centered in Denmark and Sweden that has been a longstanding distributor of products and services for our European branch. We believe that the acquisition of Zwicky provides us with an increased capability to grow our business in northern Europe, and further establishes a base of operations to assist with our service business in the northern region and northern Germany. The acquisition cost included a small up front cash payment and an earnout based on future financial performance. We expect that Zwicky will be immediately accretive.
The second acquisition was Hyde Marine, which has developed a technology to treat ballast water from ships. Part of that technology uses ultraviolet light disinfection. The treatment of ballast water to prevent the spread of organisms from one region to another is a new market that could receive international regulation. The market potential could be well over $10 billion cumulatively. The international regulatory authority is the international maritime organization and the expected US authority is the United States Coast Guard. We already have a few systems in operation for this new market and they have performed very well. The Hyde Marine technology possesses a number of advantages over other types of current competitive technologies including smaller footprint, safety advantage and lower capital costs. Like Zwicky this acquisition was also made with a small up front cash payment and includes future potential earnouts for EBIT enhancement by the business. We expect it will take sometime to grow revenue — perhaps a couple of years depending on the timing of the regulatory mandates. During these first years the business maybe slightly dilutive to break even. Let me be clear about the addition of this company. We bought it for its future large potential.
The third and largest acquisition is the purchase of Mitsubishi Chemical shares in our Japanese joint venture, Calgon Mitsubishi Chemical Corporation. Historically, CMCC has been a very small player for Mitsubishi Chemical and since the 2006 closure of its manufacturing plants in Japan, it has become less of a strategic interest for Mitsubishi Chemical but certainly not for us. There are two reasons for the acquisition. The first is that we expect to grow the business in Japan. And improve its profitability as we increase our product and services to the second largest national consumer of activated carbon in the world. The second reason and perhaps the more important one is utilization of this existing work force as an experienced strong nucleus for Calgon Carbon’s Asian region. Like Zwicky, we expect that this acquisition will be accretive in the first year. Including the purchase of the Mitsubishi shares and assuming the Mitsubishi portion of the debt, the total investment is expected to be approximately $18.5 million. We were extremely excited about all three of these acquisitions. Now we will turn our focus to integrating them into the Company as quickly as possible, and establishing our action plans for business improvement.

Final Transcript
Q1 — I will start off by reminding you that the first quarter of any year historically is the weakest quarter in the Company’s seasonal cycle. We do not expect that cycle to change too dramatically as it relates to the other three quarters. However we do expect revenues to increase over the $91 million that it was last year. But we do not expect to achieve the revenue of 2009’s fourth quarter. As I mentioned earlier, revenue in January and February has been strong compared to last year so we are off to a good start. Additionally, to this point, approximately two-thirds of the way through the quarter, there is no obvious downward trend in pricing to report. It’s too early for me to provide you with commentary about volumes for the first quarter but I will have those for April’s call.
We will now take your questions.
QUESTION AND ANSWER

Operator
(Operator Instructions) Our first question comes from Michael Cox of Piper Jaffray.

Mike Cox — Piper Jeffrey — Analyst
Congratulations on a nice quarter, guys.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
Thank you.

Mike Cox — Piper Jaffray — Analyst
First question is on the tariff refund, is this just a one time event you will capture this quarter or should we expect something similar to that on a go forward basis.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
There are two components to what was posted in the fourth quarter that was an amount from the Byrd Amendment which should continue at least one more time. And the second component, the larger of the two, was the tariff refund. That was an estimate that was perhaps a bit conservative, so there maybe another portion of this but that — if there is a second portion that world be that would complete the refund for the first period of review. Any subsequent amounts would stem from future reviews for different periods of the five year tariff.

Mike Cox — Piper Jaffray — Analyst
Okay. That’s helpful. And as I take this out of your gross margin for the quarter just for comparison purposes the margin rate was still much higher than we’ve seen in recent quarters. I’d be curious — you mentioned that reaching or maintaining this level is not sustainable, but as you look at what happened in the fourth quarter, could you size up maybe how Q1 could look relative to Q1 to Q3 of ‘09 so we can get a sense for a matter of perspective.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
Not sure we can give you a number, Michael, but when you take out the tariffs and a couple of the favorable — for example the favorable product mix, those are the kinds of things that we don’t expect to continue. Taking the tariff out if you do the calculation, Leroy I think its a margin of 40. We have — our previous best was what, 34?

Leroy Ball — Calgon Carbon Corporation — CFO
34, 35.

Final Transcript

John Stanik — Calgon Carbon Corporation — Chairman, CEO
34, 35, so the numbers between the two — and it will all depend on how the mix not all — it will depend partially on what the future mix will be. But the number will be between the two. So in my opinion, we have moved forward. We should be able to sustain that move forward.

Leroy Ball — Calgon Carbon Corporation — CFO
The point I was trying to make was that in the fourth quarter at least from a margin perspective, everything just fell into place and went right. And I think in business that’s not just going to happen on a consistent basis — you have your pluses and minuses — and that happened to be a quarter where everything just fell into place. So that was really the point I was trying to make.

Mike Cox — Piper Jaffray — Analyst
That’s helpful. It sounds like the powder activated carbon sales that drove growth in your activated carbon business are actually higher margin than your traditional granulars.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
Our [port full of] price increases Michael, so it was a combination. The margins for the powder market are very good especially with the new pulverization facility I mentioned so we have not only have nice pricing but we also have lowered our cost substantially.

Mike Cox — Piper Jaffray — Analyst
Very good. My last question is on your CapEx plan for 2010, could you provide some guidance in terms of what the full year CapEx number would be combining these different expansion plans.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
I think — first of all let me say to everybody we are actually filing our 10-K sometime later here today. So there will be an a bunch of information in there including that, but Mike I belief it states in the K that it is somewhere between $65 million to $75 million I think is the estimate we have published.

Operator
Our next question comes from Ian Zaffino of Oppenheimer & Co.

Ian Zaffino — Oppenheimer & Co. — Analyst
Great, thank you. Question would be on the pricing — I think it’s my understanding there was also some pricing increases on the granular side, from actions that were put in sometime ago. What are you seeing as of right now — any opportunity for price increases or price decrease. I know you said it’s stable, but if you were to go one way, what would you think.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
I’m not sure I understand the question. But — Go ahead.

Ian Zaffino — Oppenheimer & Co. — Analyst
My point is that a lot of the price increases you got on the granular side this quarter was from things you put in sometime ago. When the industry was significantly tighter. Or I guess you had mentioned the pricing is stable. Wonder if you could comment on why it’s stable and where you might see it going in the future.

Final Transcript

John Stanik — Calgon Carbon Corporation — Chairman, CEO
I think the reason that it’s stable is supply and demand has — is not expected to change significantly over the near term. I think that there is — the tariff is still in place. I believe competition understands why there is a tariff. They also understand the tariff process such that if prices were to dip that there could be a severe negative retroactive repercussion from something like that. The tariff is under appeal, those were things we mentioned previously, those are still a matter of fact.
I think another thing is a lot of people seem to have the misconception that there is a — soon to be an excess supply of product which I don’t think is significant. With the market growth opportunities that are going on through the rest of the world I don’t really believe that there is going to be a substantial excess of product, especially, and I guess this is an important subtle point — especially in the markets we participate in — if there is going to be an excess supply it’s going be in the low end, low performance, low activity products, that aren’t very key to us.

Ian Zaffino — Oppenheimer & Co. — Analyst
Okay. Then the other question would be on the volume side, you cited a total volume direction — I think you said it was going to be up in the first quarter. How would you break that out between granular and powder, thanks.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
Well, if you look at the — at everything cumulatively, we had a significant increase in volume sequentially. And we were flat quarter over quarter and I will remind you the fourth quarter of 2008 was a good volume year for the — good volume quarter — for the Company. When you added everything together, we were just at a break even point. Which indicates that the other markets other than the mercury market are still lower than we would like them to be. The good news that goes around that — and I’m truly not trying to spin the data — I like that outcome because it is apparent, at least based on American trends and perhaps even Asian trends — that the demand is coming back to the 2008 levels. We also believe the water market is coming back strong in 2010 so we — if the markets do in fact continue to grow and demand continues to increase, then we are in a very good position. And going back to the question about pricing then perhaps there will be an opportunity the take a look again at increasing pricing.

Ian Zaffino — Oppenheimer & Co. — Analyst
Then the final question would be, what would to make your market share at for the mercury market right now of what has been awarded and are we really going to see contract announcements or is this really more a situation where (inaudible) and spot type sales. Thanks.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
Regarding for mercury market, there are contracts, there is volume, there is business but has not been awarded that’s currently in process. Didn’t spend any time in the call covering that primarily because there is really nothing new from what I told you in the third quarter. We consider this business to be a business as usual. We will report to you awards especially significant ones. We won’t report smaller ones because they won’t be material. But we expect that will be be some additional business that will be announced over the coming weeks and months. Canada is expected to become active in 2010, there are still some jobs in some states that have activity that also have to be worked out in 2010.
So there will be more news but we consider this to be a business as usual activity and we promise we will update you in press releases or in future calls if something substantial occurs. From a market share stand point I don’t think that things are changing either way. We don’t have a report to you that says that we’ve grown our share significantly and we don’t have a report — by any means — that would say we reduced the share we expected. I think we are satisfied with where we are, we are happy with the margins that we have obviously from this business. And we continue to enjoy the fact that we have flexibility to choose granular or powder in the future to maximize the Company’s financial performance and profitability.

Ian Zaffino — Oppenheimer & Co. — Analyst
Okay, great, thank you very much.

Final Transcript

Operator
Our next question comes from Kevin Maczka of BB&T Capital Markets.

Kevin Maczka — BB&T Capital Markets — Analyst
Hi, John. Question on B-line we talked about that project for a few quarters now at least and I think you built that one with the intention of 70 million pounds of capacity. Do you think you will fill that capacity in 2010.

John Stanik — Calgon Carbon Corporation — Chairman, CFO
Yes.

Kevin Maczka — BB&T Capital Markets — Analyst
And you’ve talked also about the ability to switch back and forth, have you done any of that yet or is this where you have been producing all of your initial mercury shipments from.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
We are shifting, Kevin. The — all of the American plants are running at full capacity and have run at full capacity all year. Just to refresh even everybody’s memory, Datong is still down. We are still in the winter season so our plants are in a difficult area if we wanted to start up right now, we couldn’t because we couldn’t get coal over the roads. The American plants are running, B-line is running, and yes, we are switching back and forth as is necessary to prepare material for shipment for customers, whether it be granular or whether it be powder.

Kevin Maczka — BB&T Capital Markets — Analyst
Did I hear you right, John, that volumes were down about 13% in 2009. And if so if all the plants are running at capacity and B-line is full, where will that additional capacity conic from if volumes do increase, that will be Datong coming back on line.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
Yes, we expect that to happen in the next couple of months.

Kevin Maczka — BB&T Capital Markets — Analyst
Remind us about the input cost situation, where you are on coal in terms of hedging and forward buys things that like, coal and nat gas.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
No real change, Kevin, we have the same contractual situation that we have reported in the last few quarters or the last several quarters. We are working on some things with respect to coal that we are optimistic about but I’m not prepared to report them to you. So the costs have been adjusted per the appropriate indices and those have been factored into the costing for 2010 product standards. From an energy stand point we are maintaining the same natural gas hedging programs in Europe and in the United States that we had described to you in the past. We are doing the same things with currency that we have done in the past. So I guess short answer not much has changed but hopefully here in a period of time we will have some good news to report that lengthens some of the security that we have enjoyed over the last few years.

Kevin Maczka — BB&T Capital Markets — Analyst
Even if you are not out taking pure price increases now at least you are still able to pass along any of these input costs that maybe increasing.

Final Transcript

John Stanik — Calgon Carbon Corporation — Chairman, CEO
Right now we are not concerned about any of that stuff.

Kevin Maczka — BB&T Capital Markets — Analyst
Okay, great, thank you.

Operator
Our next question comes from Steve Schwartz of First Analysis.

Steven Schwartz — First Analysis — Analyst
Good afternoon everyone.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
Hi, Steve.

Steven Schwartz — First Analysis — Analyst
I guess first question, relative to your competitors — I know this is always a difficult question to answer but — you have your costs under contract, a large portion. Do you find like in a case now where sequentially over the past few quarters coal costs have gone up in North America, and Europe. Does — do you have better support for pricing in the market because your competitors don’t have their costs locked down the way you do?

John Stanik — Calgon Carbon Corporation — Chairman, CEO
I don’t know Steve — I don’t know all of the details about all of the competitors in their raw materials supplies. From a general standpoint, I like to believe that — the statement that you made. Knowing where we are right now with our raw material costs and the fact that everything that we are doing at least from a coal basis is locked in through 2010. I said to Kevin that we are not worried about that stuff— we aren’t worried about it. We’re hedging natural gas and I’ve told you what my philosophy of that is — when natural gas pricing is down we are not doing as well as we could if we bought on the spot market but on the other hand our natural gas costs for 2010 are extremely attractive if you go and look at things historically.
So to get to your — to answer the question we will be watching what is going on in pricing. We will be watching what is going on with commodities like coal. Regardless of what is happening to us right now. In terms of our costs. If there is an opportunity especially one that can be reinforced from a supply and demand standpoint which we think will happen hopefully sometime in 2010, then we will act fairly quickly.
Just to make sure everybody understands, there is nothing planned at this moment to increase prices.

Steven Schwartz — First Analysis — Analyst
Okay. Then you talked about your capital plan and the reactivation facility in China, it sounds like that’s facility will serve that region. And so your percent of sales — we’ll look for the K here and see what you were for 2009 — but it’s been over the past few years, China has been an increasing portion of your sales. So where does this take you — do you get to maybe 10% here by 2010.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
Let the think about the number. No. I don’t think so. Do you?

Final Transcript

Leroy Ball — Calgon Carbon Corporation — CFO
Because we are growing the Americas so much. You are doing the same thing in Europe.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
Gail is going to have an announcement Steve a little bit later about what we plan to do with sharing information with our shareholders and our analysts. But we plan to get into some of this. I guess long-term — maybe I haven’t said this to you — long term, we see Asia being the biggest region in the county — in the Company, excuse me. And, that is our strategy.
Asia is a very big country. The facility that we are planning which will be in the Shanghai region — in the vicinity of Shanghai, will serve a business area of a certain diameter — let’s just say for the sake of discussion, 600 or 700 or 800-kilometers. There will be other reactivation facilities in China. As we look forward with our service growth initiatives, assuming these are going to be successful, we have ever reason to believe they will, you are going to see more new reactivation plants installed by the Company in all three regions of the world.

Steven Schwartz — First Analysis — Analyst
Okay, that’s interesting news.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
It is interesting because many of you probably already have jumped to this conclusion — its interesting because it will be securing a bigger portion of the Company’s revenue base from competitive and outside and — threats.

Steven Schwartz — First Analysis — Analyst
There is no doubt I think a number of your customers if you talk to them have been shocked by the increasing in A/C prices. Reactivation is an opportunity for them, so that is interesting news. Thanks for taking the questions.

Operator
Our next question comes from [Ben Callo of Baird].

Ben Callo — Baird — Analyst
Could you talk about the margin profile of how that’s going to change from the Japanese acquisition.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
In Japan?

Ben Callo — Baird — Analyst
Yes. How that compares to your corporate margin.

Leroy Ball — Calgon Carbon Corporation — CFO
Well, let’s — I think we talked about it before but in case we haven’t — we’ve always talked about there being two components to the Japanese market for us. There is the piece that you see down in the equity income which is our share of the results of that of our joint venture. But we are — the biggest by far — supplier to that joint venture, and those sales and margins from the product we sell to the joint venture actually are up in our sales and our margins. So we obviously have a lower margin in selling to that joint venture than we do selling to other third parties. The joint venture itself has lower margins — basically being an outsource or distributer if you will. So we are going to be taking their information consolidating it with ours and you’re going to see some effect on our margin — some negative effect on our margin from the consolidation of their information — just because you’re basically adding a distributer into our results.

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Ben Callo — Baird — Analyst
Negative in a percentage form?

Leroy Ball — Calgon Carbon Corporation — CFO
In a percentage form, correct. But, John touched on it a little bit. We see a lot of opportunities over there; both on the revenue end as well as on cost savings we think that actually that piece of the business can ultimately ends up returning higher returns on capital than other parts of our business. So.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
We are very anxious Ben to get control of that operation.

Ben Callo — Baird — Analyst
Okay. Can you talk about the magnitude of the three [reactors to the blease] that you are investing in.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
Magnitude of what?

Ben Callo — Baird — Analyst
Magnitude of the output of the three —.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
North Tonawanda won’t be very large, if I remember correctly, we are looking for the first phase to be maybe 12 million pounds. Feluy, I reported during the last call and I hope I get this right, I think its 30 million pounds so we will be taking that plant from 60 million to 90 million, is that right, Gail. 45 million to 90 million.

Gail Gerono — Calgon Carbon Corporation — VP, IR, Communications
I thought it was 45 to 90.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
We will check Ben and get back to you on the numbers. Sony, I don’t remember that. China will start out it will be a three phase project as I hinted at and the first phase will probably be in the 15 million to 20 million-pound capacity.

Ben Callo — Baird — Analyst
These will be all be finished by the end of the year.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
Not China. China will go in to early 2011.

Ben Callo — Baird — Analyst
Okay, great, thanks.

Operator
Our next question comes from Michael Gaugler of Brean Moray, Carret.

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Michael Gaugler — Brean Murray, Carret — Analyst
Good afternoon everyone. John I would like the switch the conversation to a different area, ultraviolet. First on the regulatory side, listening to your comments about international maritime organization, US Coast Guard, what not, will you need all of those regulatory agencies to pass regs to in order to foreship owners to make the CapEx?

John Stanik — Calgon Carbon Corporation — Chairman, CEO
No.

Michael Gaugler — Brean Murray, Carret — Analyst
The reason behind the question is —

Gail Gerono — Calgon Carbon Corporation — VP, IR, Communications
No.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
That’s a good question.

Michael Gaugler — Brean Murray, Carret — Analyst
Will ship owners be able to shop registry. So, let’s say the US Coast Guard passes a reg and International Maritime Organization doesn’t, will they be able to take their registry if it’s in the US somewhere else to skirt the CapEx.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
I think the answer is no. Excuse me for not knowing this answer definitively I’m still learning but my understanding today — if it changes in the future I will make sure I say it on a future call — my understanding today is that doesn’t work. Because it’s the port of call that dictates. So if you play that game and you want to dock at a country that has the regulation in place, you can’t. So you will have to go offshore and unload your cargo — 30 miles off — whatever the distance would be allowed to be and we understand that there have been ships who have capsized doing that type of thing. So it’s not something that I think people would want to do.

Michael Gaugler — Brean Murray, Carret — Analyst
Okay. As a follow up, are you planning on rolling Hyde Marine in to the Pittsburgh UV facility.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
Yes.

Michael Gaugler — Brean Murray, Carret — Analyst
Excellent. Last question. Drinking water disinfection market, what are you seeing in terms of order and inquires?

John Stanik — Calgon Carbon Corporation — Chairman, CEO
Lots of inquires, some of the big ones are getting close — close to making announcements. So I think it’s going to be a good year. The speed has been retarded a bit because of the problems of last year I think. But the activity level is very high so I think later on in the year, except for a couple of big ones that will probably go early in the year. It should be good.

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Michael Gaugler — Brean Murray, Carret — Analyst
One thing from a — my last question I promise. From a modeling perspective, are you recognizing the revenue at the time you accept the order? Or when it actually ships out of Pittsburgh? Because seeing the last big order that you took down they wanted to take delivery mid year of 2012 which I would guess would be a lot of municipalities going the same route.

Leroy Ball — Calgon Carbon Corporation — CFO
It’s on a percent complete basis. Neither when we get the in order nor when we ship. But as we accumulate costs the percentage of those costs versus the estimated cost of the entire project is used to estimate the revenues we would need to be recording at that point in time.

Michael Gaugler — Brean Murray, Carret — Analyst
Thank you.

Operator
Our next question comes limn Jinming Liu of Ardour Capital.

Jinming Liu — Ardour Capital Investments — Analyst
Good afternoon everyone. I have a question related to your target market and strategy. So far it looks like you are focusing on growing your service revenues. Lot of acquisitions and planning to do some capacity expansion for reactivation. So are you going back to same strategy you guys had back in last [century], basically focusing on the service side, do you — question related to that — do you have plan to increase your production capacity in the future.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
Good questions. Yes we have plans. Well do the simple one first. Yes, we have plans to increase our virgin activated carbon capacity. We still believe there will be a substantial growth in mercury in the 2014, 2015 time frame that will need to be supplied. And we believe we will be successful in getting some of that business. We also believe that there are a number of other activated carbon growth opportunities that will require virgin carbon like the disinfection by-products business. So that’s one answer.
The second question was — are we going back to the strategy we had in the late 90s. No. While it’s true we are growing the service business the strategy in the late 90s was to milk the carbon business and by and ship the Company to be almost exclusively a service business, that’s not our strategy. We believe that there is a lot of money and a lot of growth that can be obtained from both. We have always liked the service business better. We believe we provide more value in the service business, therefore we can command more margin, so given a choice we would like to convert theoretically everything to service. But in today’s world and in the customer base that we have, that’s not realistic. So we do believe that there is great potential for growth and service especially geographically and regionally, because I think I mentioned to you before — transportation cost can become a big clement or a big proportion of the overall cost base for that type of business so proximity to the customer is an important characteristic for service.
But we also — as I said we believe there is a lot of money to be made and a very attractive business on the virgin side, so we are going to do both.

Jinming Liu — Ardour Capital Investments — Analyst
Okay, switching to your Mitsubishi subsidiary, in the news release you — the revenue numbers for ‘08 was disclosed. Do you have any revenue numbers for ‘09?

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John Stanik — Calgon Carbon Corporation — Chairman, CEO
Nothing to disclose on this call. But we — obviously as we move towards the closing we will be releasing some information surrounding that.

Leroy Ball — Calgon Carbon Corporation — CFO
The year doesn’t end in December. Isn’t that correct, it ends in January?

John Stanik — Calgon Carbon Corporation — Chairman, CEO
No, Mitsubishi’s year doesn’t end until March. But the joint venture ends in December. We will be releasing some of that information as we get closer to the closing.

Jinming Liu — Ardour Capital Investments — Analyst
Okay. Thanks.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
You’re welcome.

Operator
Our next question comes from Christopher Butler of Sidoti & Company.

Christopher Butler — Sidoit & Company — Analyst
Good afternoon everyone. Staying with the equipment segment, help me understand the outlook here over the next couple of years, we have municipal budgets that are definitely tight, yet we have the LT2 rule coming into effect here in the not too distant future. Give us idea of how you think that’s all going to play out?

John Stanik — Calgon Carbon Corporation — Chairman, CEO
In what way, by equipment technology or —.

Christopher Butler — Sidoit & Company — Analyst
Just from a demand perspective.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
I think all of the equipment technologies have an excellent opportunity to grow with perhaps the exception of one. One that we are not particularly happy with internally. Which is the odor business. But carbon equipment will have a lot of opportunity because of disinfection byproducts — there are a couple of projects that will require scores of systems, 40, 60, there’s one project that will require 200 systems. So there will be a lot of opportunity for carbon equipment over the next few years that coincides with LT2 and disinfection by-product business. We are not sure how attractive that’s going to be but there is opportunity there. From UV we talked about that and that’s substantial.
The Hyde Marine business we talked about in my prepared statement over $10 billion. There is somewhere between 40,000 and 70,000 transport vehicles that would have to be outfitted if all of them were to be covered and you’re talking about an average treatment system cost of somewhere between $300 and $0.5 million dollars each. So you’re talking about a huge amount of money there. Since we made the acquisition we’ve gotten three contracts already. So we feel good about that business growing and being a real big player perhaps in the next ten years.

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And ion exchange, we do believe perchlorate will come back, we believe there are other chemical problems that are surfacing and being — no pun intended — and understood to be threats to human beings that ion exchange technologies can occur — or can treat. So what we have done with the ion exchange business just in 2009 is we have restructured it, we have reorganized it, put in new leadership and we are going to revitalize that group with some money to see what we can do with it.
We are very high on all of those. The only one that we are in the process of evaluating is the odor business which if I remember correctly has about 18 months or 20 months of unsatisfactory performance in my opinion.

Christopher Butler — Sidoit & Company — Analyst
Jumping off that, you’ve got a couple of quarters of improving performance from the consumer segment with the acquisitions that you’ve made and the CapEx spending that you are anticipating for this year, does that become a divestiture candidate more now than previously.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
We would have to get a lot for that so I won’t say we wouldn’t do it, but — and I’m assuming that you’re meaning the cloth business primarily. But we still really believe in the carbon cloth business. We think that there is a real place for it in the defense industry and now that we have released — our press release went out that we have antiviral capability — that we see another avenue that we would like to work with in the coming couple of years — to see what we can do with that. So in 2010 we will develop a strategic plan for the antiviral capability.
So never say never. If we get a good offer we might. But we still have a very high opinion of that business.

Christopher Butler — Sidoit & Company — Analyst
I appreciate your time.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
Thank you.

Rosemarie Morbelli — Ingalls & Snyder — Analyst
Our next question comes from Rosemarie Morbelli of Ingalls & Snyder.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
Before you start Rosemarie, pardon me, let me correct something I said. Gail didn’t give one a high sign here but I think I misspoke. There wasn’t a press release there was a technical paper that was submitted in Europe.

Gail Gerono — Calgon Carbon Corporation — VP, IR, Communications
Yes. And there was it technical paper and there was also an interview that was done with one of our people and it was on the interact but we didn’t issue a press release. But actually the antiviral capability is mentioned in our forthcoming annual report.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
Sorry Rosemarie to interrupt you.

Rosemarie Morbelli — Ingalls & Snyder — Analyst
That’s all right. Thanks for taking my questions so late. Most of my questions have been answered anyway. But I was wondering when you talked about your margins and everything going the right way in the fourth quarter and you said your

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powder margins were quite high. I’m assuming that you mean that they were high compared to the equipment business. But they are lower than the margin for the granular business or am I wrong?

Gail Gerono — Calgon Carbon Corporation — VP, IR, Communications
Referring to the FLUEPAC powder, don’t confuse that with the traditional activated the traditional PAC that we produced.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
I think we have to be careful about that, I was a little careless. When I was talking about powder in the context of that previous question I was referring to mercury powder.

Rosemarie Morbelli — Ingalls & Snyder — Analyst
Okay so are you saying that the margin of the powder — the FLUEPAC going to the mercury removal higher than your traditional granular margins?

John Stanik — Calgon Carbon Corporation — Chairman, CEO
No I’m saying they are very attractive and in some cases they are and in some cases they aren’t, but they are all very attractive. I’m not sure how subtle it was but the capital project that we completed that I talked about — the new pulverization facility — that has a big impact on cost so we were very enthusiastic about getting that system on and lowering cost of course increasing margin.

Rosemarie Morbelli — Ingalls & Snyder — Analyst
As you talked about, John, all of the potential for the equipment side of the business, then am I correct in assuming that as we see those equipment revenues grow substantially as the different projects come through, then it will have a negative impact on the overall margin for the corporation. Or do you think that those particular areas for equipment will actually be better than the existing one.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
I think your first statement was correct but be careful — only in a percentage standpoint. We will have certain margin limits that we will not allow our people to bid below. So we understand the costs for those businesses — the working capital, the asset base and what we what happened for contribution from those businesses — so we will have our targets. That’s why I made the comment about the traditional carbon equipment — there’s going to be scores and scores of these systems built for disinfection by-products — I can’t remember the number the total number, 600, okay, 600 systems — but if that gets ugly from a gross margin standpoint, we won’t play — we won’t play in that market.

Rosemarie Morbelli — Ingalls & Snyder — Analyst
Okay. That’s good. You talked about the joint venture earlier and gave us a feel as to the two components and if you look at the revenues for 2008, do you also have the EBITDA number that was incorporated into your Calgon’s results and if you pull the joint venture by itself, could you give us the equivalent EBITDA based on the revenues from ‘08. I know I’m not being very clear.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
I’m trying to follow you. But first I can’t give any EBITDA numbers here on this call.

Leroy Ball — Calgon Carbon Corporation — CFO
Hang on, there will be certain information that would be released and pro forma information that will be released after we close this transaction. I think we need to wait for for that to occur. All I can say about the JV right now that could be helpful to anybody, is we pull them into our financial results down below the tax line in equity income. That’s 49% of what they do,

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basically double that and that’s what their bottom line would be in any given year. You saw the sales number from last year but when you take into account our sales to them which we are already recording in our revenues, that’s going to have to be eliminated so the actual sales number that would come into our consolidation would actually be lower than the number that was in that press release because of what we have to eliminate from what we sold to them.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
Which you have to subtract out. Yes, so you’re talking anywhere from $10 million to $15 million in a given year. So it’s still a substantial sales addition. I think I’m glad you brought this up Rosemary, let me say one more thing about CMCC — it’s going be immediately accretive, for no other reason just for a conservative estimate — you could do what Leroy said which is to double the bottom line and that’s a reasonable expectation. It’s going to take us a little time the take this organization and do what we plan to do with it, we expect it to be accretive immediately but not big. In the coming years — in 2011 and 2012 we will make that percentage-wise and dollar-wise — a better and better operation if our plans are executed properly and are good plans. But this is not going to be a huge positive impact immediately but I want the shareholders to understand there is no threat to really any of these acquisitions becoming a negative like perhaps some of you remember that the Company had in the 90s.

Rosemarie Morbelli — Ingalls & Snyder — Analyst
That is good to know. And helpful. Just quickly the depreciation and amortization once you have those acquisitions under your belt.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
You should make a general comment about depreciation increasing a lot in 2010.

Leroy Ball — Calgon Carbon Corporation — CFO
Yes, I should have, I apologize for that. But Rosemarie, I think your question first of all, do we expect as a result of the acquisitions that our depreciation and amortization would go up. You are not going to see much from that. There is not a whole lot of capital involved in really any of these operations. But with that being said, we will see significantly higher depreciation and amortization moving forward in 2010, which one could expect as a result of the higher capital spending we’ve had over the past couple of years and the continued run rate for that capital spending that we already talked about.
So you saw progressively throughout 2010 our depreciation and amortization move up quarter by quarter. You’re going to see that trend continue out into 2010.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
Think about it $33 million in 2008, [$33 million, $48 in 2009], and probably somewhere around $65 million in 2010. So those assets will come home to roost in a depreciation calculation as the years unfold.

Rosemarie Morbelli — Ingalls & Snyder — Analyst
Do you have a feel from the $16 million or there about this year. Where we go to in 2010.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
Depend on when things finish.

Leroy Ball — Calgon Carbon Corporation — CFO
It would. It will be like I said if you follow the trend of it throughout 2009, you can expect that trend to continue. I wouldn’t say necessarily on the same proportions but it will continue.

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Rosemarie Morbelli — Ingalls & Snyder — Analyst
All right. Thank you. Good luck.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
Thank you.

Operator
Our next question comes from the line of Daniel Mannes of Avondale.

Daniel Mannes — Avondale Partners — Analyst
Good afternoon everybody.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
Hi, Dan.

Daniel Mannes — Avondale Partners — Analyst
Couple of quick follow up questions I need to ask my own on the margin side. As you look — you noted everything went right in Q4 and a big chunk was mix — is there any reason to believe that one of the big outers was mercury, any reason to believe the volumes to mercury in Q4 will be different than they will be for the first couple of quarters of 2010. Or just again specifically for the mercury, could those even go higher given some of the contracts you signed at the beginning of the year.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
Yes and yes. First the explanation for the first question is — there were — everybody — not everybody — most systems were empty. They had to be filled. So that these guys could get started. I think there was a small amount of additional volume that perhaps won’t be repeated in the last quarter and subsequent quarters. So that’s the first answer.
And we do expect to get more business during 2010 so we would expect volumes to go up once that business lands. The other thing we haven’t talked about is there is lot of these trials going for our new product. Our new product is being well received in the industry, for some of those — some of you may have attended the conferences — the technical conferences you’ve heard the papers that the Company has presented. That product which is referred to as ST, is being received very well. There is a lot of testing going on and so we could see some things happen with that product in 2010 also.

Daniel Mannes — Avondale Partners — Analyst
That’s the sulfur tolerant?

John Stanik — Calgon Carbon Corporation — Chairman, CEO
It's ST. Yes.

Daniel Mannes — Avondale Partners — Analyst
Sorry. Didn’t mean to let that one out of the bag. Then as the discussion on margin goes, again assuming you back off the tariff and you’re at 40% for Q4. As you move forward is one of the reasons maybe the margin goes down is more the fact that maybe some lower margin business like equipment comes back moreso than your performance reduces. And I guess the add on there is there a reduction of imported resold product in Q4 that could come back with demand next year.

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Leroy Ball — Calgon Carbon Corporation — CFO
Yes and yes. I think both of those things are not only possible but likely.

Daniel Mannes — Avondale Partners — Analyst
Okay. Even though your gross margin percent may go down in 2010 verses what you saw in this quarter, that may not be a bad thing.

Leroy Ball — Calgon Carbon Corporation — CFO
Always will go up. Always expected to go up. We expect to grow the Company.

Daniel Mannes — Avondale Partners — Analyst
Right. And some of this is recovery of volume. Which may be lower margin that some of the things that occurred in Q4 margin — volume —.

Leroy Ball — Calgon Carbon Corporation — CFO
Yes.

Daniel Mannes — Avondale Partners — Analyst
Got it. Did you give a CapEx expectation for 2010? You have a little bit of broader CapEx plan than you previously announced.

Leroy Ball — Calgon Carbon Corporation — CFO
Between $65 million to $75 million.

Daniel Mannes — Avondale Partners — Analyst
Got it. Then one last question a lot of talk on UV — any update maybe on bidding in the disinfection byproduct market and any movement there by potential customers. I know there were a couple of bids you highlighted last call and happening currently.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
Those are still one — of those is done. Well two-thirds of it done. Another one will occur a little bit later in the year and we expect the award to occur later in the year but maybe not the shipments. There’s a bunch of little ones that are going on. For example, I read today we got a couple of little ones that wouldn’t be newsworthy but the big ones of the three I mentioned — those still expect to be decided — we don’t have announcement on the first one yet but may soon.

Daniel Mannes — Avondale Partners — Analyst
Got it. Lastly, you clearly made a strong case on pricing, especially as it relates to the key products that you guys sell more on the granular side and obviously the vast majority of your mercury sales which are powdered are also contracted so not necessarily subject to spot rates. But can you differentiate for shareholders a little bit how much of your business is done over long-term contracts that are reset either by index or negotiation relative to the spot market that I know analysts like myself look at and maybe we get the wrong idea when we see one off bids.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
That’s a good question. It's a tough up with but it’s a good question. The — we have a couple of different types of contracts — and I’m going to ignore the service business which is almost exclusively contractual base. On the carbon part of carbon and

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service there is still a substantial amount of contracts. Many of the municipal powder and contracts can be for a one year period or even a couple of year period that — more than one year is more of the exception than the normal.
So that was the low end, low performance, low activity market that I referred to in the earlier response in most cases. There are by the way municipal powder jobs that are also high performance and attractive pricing and margins that do we like to participate in.
But I don’t know how to give a percentage overall. Leroy is shaking his head too.

Daniel Mannes — Avondale Partners — Analyst
I guess the broader question is given the vast attention being spent on pricing changes especially after the tariff, what would be your response if asked how much attention should we give to the municipal bids we see.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
What powder?

Daniel Mannes — Avondale Partners — Analyst
Even granular. Obviously we sell a lot more powder than granular.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
I’m not sure how to answer that. What do you mean by attention — how much attention should you pay.

Daniel Mannes — Avondale Partners — Analyst
I guess I’m saying — we see a lot of powdered bids — a lot of them for low quality product and we see a lot more low quality product bids than we do high quality. I guess the concern is — is it fair to react into those, that implies changes in pricing across product lines.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
No. No it’s not. Dan, sorry I’m sick today. No it does not. In fact you won’t see us chase those projects very hard — depending on our volume, depending on our inventory, depending on outsourced inventory et cetera, we may or may not be involved in those markets if we win them fine, if we lose them fine. You definitely should not read into Calgon Carbon results anything about the low end powder market dropping a dime or a nickel a pound. That would be misleading.

Daniel Mannes — Avondale Partners — Analyst
Perfect, thanks a lot.

Operator
Our next question comes from [Jered Chung of JM Cohen & Company].

Unidentified Participant Analyst
Just a quick question since you brought up — just to get an idea of what your volumes could be on a go forward basis but looking back, how much volumes were down on powder and granular relative to 2008. I’m trying to get an idea in terms of recovery what the potential is.

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John Stanik — Calgon Carbon Corporation — Chairman, CEO
1 think — let me see, let me do the math in my head. I’m not sure I can give you percentages. We said that the volume was about 13% lower as an average for the year. And the biggest portion of that and I don’t mean 50% — I mean significantly more than 50% of that — would be granular or non-powder let’s call them because you have pellets you have other configurations — fine mesh powder and granular. So let’s say vast majority — no I don’t want to say vast majority — significantly more than a majority was non-powder.

Unidentified Participant Analyst
Okay. And so that’s what we should look for on — take this year, more as a potential for upside or for more significant growth.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
Yes our point is that when the economy bounces back and when we have a sustained improvement in the economy, our volumes are expected to bounce back and more of the increase will be in the granular and very attractive markets. So when I make comments like I did last quarter and say that when our volumes come back to where they were in 2008 — or when we make the comment we expect water to be at least as good as it was in 2008 or better — then what I’m trying to say is that’s when we are looking for a step change in the performance of the Company where profitability and EPS and operating income, et cetera arc substantially better.

Unidentified Participant Analyst
Okay, is that where the tariffs come into play or is that where the tariffs don’t even matter or do or don’t.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
No I think the fear or — what’s the right word — the fact that the tariff exists today is a positive. As demand exceeds supply or as demand is very close to supply, the tariff becomes less important. So I don’t know — I think that’s probably the best answer to your question.

Unidentified Participant Analyst
Okay.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
Remember in 2008 the market was in an overdemand situation and people like [Noret], I think, I can definitely speak for us — we were rationing customers — I think if I remember correctly I think I remember hearing rumors that Noret was rationing their customers too.

Unidentified Participant Analyst
Okay. Secondly, since all the acquisitions you just recently made, currency is going to be a more significant factor. Are you going to take on more of a hedged approach given you are now truly a more international/nationally-oriented company.

Leroy Ball — Calgon Carbon Corporation — CFO
It’s very difficult to hedge from the translation standpoint. As it relates to that we don’t do any hedging for that today and we won’t going forward even with the addition of the Japanese company. Where we will hedge will be similar to what we do today for the product that we produce in the United States and sell to European affiliates — we will be doing the same for the Japanese company — we will hedge the cost of that product that we ship over to Japan the same way we do it for the stuff we ship to Europe. Our hedging activity will increase, but from a translation standpoint as the dollar moves versus the yen and euro, we are not hedged against any of that as to how it affects the sales and then rolls down through the bottom line.

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Unidentified Participant Analyst
Thank you very much.

Operator
Our next question comes from Bryce Dille of JMP Securities.

Bryce Dille — JMP Securities — Analyst
Thanks for taking my call. I know it’s running long so I will try to keep it short. I want to ask on margins as well, high level — can you remind me what the margin profile looks like for manufactured versus reactivated carbon.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
We have only said that on an average from a very high elevation, the service margins are more attractive than the typical activated carbon spot sales margins. There are some exceptions but that’s generally true. That’s all we ever said.

Bryce Dille — JMP Securities — Analyst
I guess just in regard to the reactivation planned in Belgium. Can you update us on the timing of when that incremental volume will be online and then potentially coming to the marketplace.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
January.

Bryce Dille — JMP Securities — Analyst
Okay. Then one last question and just more timely in regard to Carper Alexander Bill introduced for the Clean Air Act amendments — can you talk about it high level from the mentality or the perspective of the utilities at this point in regard to seeing something 90% fleet mandated mercury reduction rule coming down the pipeline.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
I’m not sure I can talk about it from the standpoint of the utilities. I can tell you that from the standpoint of technology and cost effective removal which all of the technical associations and the environmental authorities know — because they know the test results — there is no problem to get to those numbers or even higher — and the cost is not that significant. It’s not like having to spend $120 million for a new scrubbing system for Sox and Nox. So I don’t know what they are telling people right now. I don’t think — it’s speculation — but I don’t think they are as worried about that as the other two.

Bryce Dille — JMP Securities — Analyst
So getting the Sox and Nox, and care essentially to go though is going the be the primary and then the mercury.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
There will be a lot of struggle for that one because now all a sudden you’ve got it lot of small older plants that don’t make economic sense and the people living in that area served by the plants still need electricity, so that’s the good question.

Bryce Dille — JMP Securities — Analyst
Congratulations on a good year, you guys, talk to you soon.

Final Transcript

Operator
Your next question comes from [David Lieberman of South Point Capital].

David Lieberman — South Point Capital — Analyst
Again on the margin, I was wondering if you could bridge for us a comparison of Q4 versus Q3 rather than the year-over-year if you wouldn’t mind.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
I understand the question. For one, the pulverization facility that I mentioned was not running in the third quarter. Or two — number two rather — the mercury volumes were much lower than in Q3 versus Q4. Can you remember anything else? Those are the only two that jump out at me. Equipment was a little better.

Leroy Ball — Calgon Carbon Corporation — CFO
Pricing wouldn’t have had any incremental effect from the third to fourth quarter. It would have been little bit higher product cost as a result of number of things but one that John mentioned with the lower powder cost due to the Paul facility — I can tell you that third to fourth quarter you had a shifting in the direction of the dollar — which went in a direction to actually help us in the fourth quarter versus the third, a little bit. And besides that I can’t remember specific items related to third so I can’t save you on that.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
Foreign exchange, that wasn’t a big effect?

Leroy Ball — Calgon Carbon Corporation — CFO
No.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
Not in the scheme of things it wasn’t a big effect.

David Lieberman — South Point Capital — Analyst
If you compare the pulverization versus mercury volumes, which one was bigger.

Leroy Ball — Calgon Carbon Corporation — CFO
I would say the volume.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
Tough to separate the two. But I would say the volume is probably bigger.

David Lieberman — South Point Capital — Analyst
Couldn’t we take that volume and multiply it by four to get what mercury volume would be the full next year?

John Stanik — Calgon Carbon Corporation — Chairman, CEO
I don’t think so. If you just remember the comment I made about the fact that we think the volumes were a little higher because many people were starting with no supply of carbon so I think that would be a little high. I also mentioned that we do expect to get more contracts so I don’t think I can help very much there at this time.

Final Transcript

David Lieberman — South Point Capital — Analyst
Okay. Thank you.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
Sorry.

David Lieberman — South Point Capital — Analyst
Sure.

Operator
Our next question comes from Corey Amon of Rice Voelker.

Corey Amon — Taplin, Canida & Habacht, Inc. — Analyst
Hi, John. Nobody really asked this question but I just want to see if I can get an answer to it — how much of the revenue in the quarter was FLUEPAC. Do you mind providing was that.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
I would rather not, sorry.

Corey Amon — Taplin, Canida & Habacht, Inc. — Analyst
How much of the B-line has been sold out so far in terms of annual capacity.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
All of it. As I said — as I tried to say before the four American production lines are running full out — maybe I should be careful about my answer — we have inventories we are preparing for the big season which is the second and third quarter, so we are trying to build inventories right now. But maybe a better way of saying it, there is no — and hasn’t been any consideration — to idle for one day any of the American production plants. I believe I said a few minutes ago that we are planning to bring Datong up once we get a little better sign that the demand is — the demand growth we are seeing now is going to continue.

Corey Amon — Taplin, Canida & Habacht, Inc. — Analyst
Okay, so B-line is not exclusively for powder.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
Oh no. That’s right. You are correct.

Corey Amon — Taplin, Canida & Habacht, Inc. — Analyst
Okay. In China, are there readily available sources of affordable coal. They’d have to bring it back on stream.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
In China?

Final Transcript

Corey Amon — Taplin, Canida & Habacht, Inc. — Analyst
Yes. The Datong —

John Stanik — Calgon Carbon Corporation — Chairman, CEO
Well, I’m a little troubled by the words you used. There is coal available its not cheap. It’s not readily available. But it is available. We know where to get it. We can get it. And we will be little unhappy what we pay for it. But we will have to factor that into the pricing.

Corey Amon — Taplin, Canida & Habacht, Inc. — Analyst
In the fourth quarter if you exclude the currency impact on sales, the sales were on a constant currency basis roughly $108 million which is comparable to where the consensus estimates are for Q1 — I know you don’t give guidance but — is the sales number developing in a way that’s closer to last year’s first quarter — I know it’s going to be above that number or closer to the fourth quarter?

John Stanik — Calgon Carbon Corporation — Chairman, CEO
It’s too early Corey. We — as I said the best help — the safest — let’s put it this way the safest help I can give you right now is reviewing a couple of things. Of the three months in the first quarter, the first two are typically the third and the worst two months of the year. January is third worst, and February is typically the second worst. So that’s what drives the first quarter number down in our seasonal cycle. The fact that January and February are looking good and looking strong and the fact that US volume has trended up at the end of the fourth quarter and in the first two months we think things are looking good but beyond that — with March going the big month of the quarter, I don’t have any data to answer your question.

Corey Amon — Taplin, Canida & Habacht, Inc. — Analyst
Okay, great. Thank you very much.

Operator
There are no further questions at this time.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
Okay. Gail?

Gail Gerono — Calgon Carbon Corporation — VP, IR, Communications
I would like to make an announcement at this point. We are planning on having a meeting in New York — sometime in May, we have not firmed a update yet but we will let you know when that happens. One of the reasons for this is that we have been virtually inundated with requests for attendance at conferences and to do marketing trips and we’ve reviewed all of those requests and we simply cannot meet all of your requests. So we are going to have a meeting of our own.
And at that meeting we plan to focus on a strategy going forward and also you will have the opportunity to meet some of the Calgon management team members who you may not have met. So in addition to John and Leroy being there, we will have some other many members of the team. So as I said, we don’t have a firm date yet, but as soon as I have that, we will get it to you via email and also post it on the web site. This doesn’t mean that we be doing any conferences or marketing trips — we just know we can’t possibly do them all.

John Stanik — Calgon Carbon Corporation — Chairman, CEO
Thank you, Gail, I do have a closing message. What we have been trying to tell you today is we believe that the Company’s opening a new chapter. We believe in our strategic plan. We will continue to execute it diligently. We have absolute conviction in our ability to grow the Company every year, assuming external factors like the global economy cooperate

Final Transcript
naturally. Assuming that we deliver this growth, we plan to leverage our overhead more and more and thereby increase our profitability. So at this point, we anxiously await the return of the global economy to demonstrate our current capability to you which will obviously will serve as a springboard for those future years as our strategic initiatives bare fruit.

Operator
Thank you very much. That does conclude today’s teleconference. Thank you for participation, you may now disconnect.